Exhibit 10.36

Turning Point Brands, Inc.
5201 Interchange Way
Louisville, KY 40229

November 2, 2022

Dear David:

As discussed, the Board of Directors (the “Board”) of Turning Point Brands, Inc., together with any successor thereto (“Turning Point” and, together with its applicable employing subsidiaries, the “Company”) has appointed you to the position of Executive Chairman of Turning Point, to be effective on or about January 1, 2023 (the date on which your appointment becomes effective, the “Effective Date”).  This letter agreement (this “Letter”) sets forth the general terms, provisions and conditions of your service as Executive Chairman.  If you find these terms, provisions and conditions acceptable, please sign this Letter where indicated and return to me as soon as possible.

Term: Your service as Executive Chairman will be for a period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Term”), unless terminated earlier by either party.

Salary; Target Bonus: You will not receive an annual base salary for your service as Executive Chairman.  The Board or a committee thereof will determine an appropriate target-level annual bonus opportunity for you in connection with its compensation-setting process in early 2023 and early 2024 and will consult with you on any applicable performance objectives/parameters.

Equity Compensation.  For each calendar year commencing during the Term, you will receive an equity award under the Company’s long-term equity incentive program, with an annual grant date value of at least $1,000,000 (the “Annual LTI”) on terms and conditions that are generally consistent with the terms and conditions applicable to LTI awards granted to the Company’s other senior executives; provided that the Annual LTI will consist of 50% time-based restricted stock units and 50% stock options and will vest in quarterly installments during the Term. The Annual LTI will be subject to the terms and conditions of the Company’s equity incentive plan and shall be subject to the award agreement(s) attached hereto as Exhibit A.  The Annual LTI grant in respect of a given calendar year will be made at the time that annual LTI grants are made for such calendar year Company’s to the Company’s senior executives generally.

Notwithstanding anything in the applicable award agreement(s) to the contrary, if the Term is ended as a result of a Good Reason Event (as defined below), then, subject to your execution of a release of claims on a form substantially attached hereto as Exhibit B which becomes effective and non-revocable within 55 days, your Annual LTI will be treated as follows:

If a Good Reason Event occurs after both the Annual LTI awards for 2023 and 2024 have been granted, then any portion of such Annual LTI awards that are unvested will become immediately vested on the date the release becomes effective;

If a Good Reason Event occurs prior to the Annual LTI award being granted in respect of the 2023 calendar year, then, in lieu of making any Annual LTI grants, the Company will provide you with a cash payment equal to $1,000,000, less applicable taxes and withholdings, in full satisfaction of the Annual LTI awards contemplated hereunder, to be paid within 60 days thereafter; or

If a Good Reason Event occurs prior to the Annual LTI award being granted in respect of the 2024 calendar year but following the date on which the Annual LTI award for 2023 has been granted, then (i) any portion of the Annual LTI award granted during 2023 that is unvested will become immediately vested on the date the release becomes effective and (ii) in lieu of making the Annual LTI grant for 2024, the Company will provide you with a cash payment equal to $1,000,000, less applicable taxes and withholdings, in full satisfaction of the Annual LTI grant to be made in 2024, to be paid within 60 days thereafter.

As used herein, the term “Good Reason Event” means any of the following without your consent: (i) the Board requesting that you resign from the position of Executive Chairman (regardless of whether or not you remain on the Board) for a reason other than (x) your disability or (y) for Cause, (ii) a material diminution in your duties, position, authorities or responsibilities as Executive Chairman (including you no longer holding the position of Executive Chairman following a Change in Control); provided, that any alleged conflict with your duties, position, authorities or responsibilities and those of the Company’s CEO shall not give rise to Good Reason, (iii) you no longer reporting directly to the full Board, or (iv) the breach in any material respect by the Company of any of its other obligations or agreements set forth in this Agreement so long as, in each case: (x) you provided the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within 90 days after the first occurrence of such circumstances, (y) the Company failed to cure such Good Reason event(s) within 30 days following receipt of such notice to cure such circumstances in all material respects, and (z) following the Company’s failure to cure during the 30 day cure period, you terminate your position as Executive Chair (regardless of whether or not you remain on the Board) no later than 60 days after the expiration of such cure period.

As used herein, the term “Cause” means:

•
Your material breach of any other agreement between you and the Company if not cured within 10 days after written notice thereof, or any material violation of any rule, policy, procedure or other requirement of the Company;

•	Your commission of an act of fraud, embezzlement or similar dishonest act against any member of the Company or any customer, client or business associate of any member of the Company;

•	Your conviction for any felony or crime of dishonesty (as determined by a court of competent jurisdiction, and which is not subject to further appeal);

•	Any egregious or unwarranted conduct by you that materially discredits any member of the Company or is materially detrimental to the reputation or standing of any member of the Company; or

•	Willful misconduct that is demonstrably deliberate on your part, or gross negligence.

As used herein, “Change in Control” shall have the meaning set forth in the Company’s 2021 Equity Incentive Plan.

Additional Terms and Conditions

1.          Duties and Responsibilities: As Executive Chair, you will report to the full Board.  You will be responsible for carrying out all duties and responsibilities associated with your position as Executive Chairman of the Company and will be expected to devote the majority of your working time and attention to the Company.  You shall have all of the authority, and perform all of the functions, that are consistent with such position, subject to lawful direction by the Board. You will be subject to, and agree to abide by, such rules, policies and procedures as the Company maintains (including, but not limited to, the Turning Point Brands, Inc. Code of Business Conduct and Ethics (as amended from time to time, the “Code of Conduct and Ethics”)) or may from time to time establish with respect to executives, employees in general, standard operating procedures, business operations, etc.

2.  Indemnification: The Company shall, to the fullest extent to which it is empowered to do so by applicable law, defend, indemnify and hold you harmless from and against all claims, demands, lawsuits, liabilities, losses, damages, penalties, fines, costs and expense (including, but not limited to, reasonable related attorneys’ fees) arising from any actual, threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, to which you are or are threatened to be made a party by reason of your services as an officer and/or director of the Company.  Nothing in this Letter shall be deemed to preclude you from receiving any of the benefits or protections, including without limitation representation, available to you following any separation under (a) any officers and directors insurance policy maintained by the Company which provides coverage during your employment by the Company as an officer or director of the Company or (b) the Company’s bylaws, Certificate of Incorporation or under applicable law. Any such benefits and protections shall or shall not be provided solely in accordance with the terms and conditions of any such policies, documents and applicable law.

3.          Amendment; Assignment.  This Letter shall not be amended or modified except by written agreement signed by both parties.  Any successor to the Company shall be obligated to assume and perform the terms of this Letter.

/s/ Ashley Davis	November 2, 2022
Ashley Davis, Lead Independent Director	Date

I agree to the terms and conditions of the offer set forth above.

/s/ David Glazek	November 2, 2022
David Glazek	Date